UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
Information Required In Proxy Statement
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No. __ )
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☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12
ARTHUR J. GALLAGHER & CO.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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SUPPLEMENT TO PROXY STATEMENT
FOR THE 2026 ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 12, 2026
Arthur J. Gallagher & Co. (the “Company”) filed its definitive proxy statement (the “Proxy Statement”) with the Securities and Exchange Commission (the “SEC”) on March 23, 2026 in connection with the Company’s 2026 Annual Meeting of Stockholders (the “Annual Meeting”) to be held on Tuesday, May 12, 2026, at 9:00 a.m. Central Time. The Company is filing this supplement (the “Supplement”) to the Proxy Statement to clarify the description of the effect of abstentions discussed on page 6 of the Proxy Statement. Capitalized terms not defined herein have the meaning set forth in the Proxy Statement.
As disclosed on page 55 of the Proxy Statement, the vote of a majority of votes cast is required for the election of the nine (9) director nominees named in the Proxy Statement as directors in Item 1. Consistent with the description of the effect of abstentions on page 55 of the Proxy Statement, for purposes of Delaware law, abstentions, if any, are not counted as votes cast and, therefore, abstentions will have no impact on the election of directors in Item 1.
As a result, the existing “Board Nominees and Vote Required” section that appears on page 6 of the Proxy Statement is amended and restated in its entirety to read as follows:
Board Nominees and Vote Required
Upon the recommendation of the Nominating/Governance Committee, the Board has nominated our Chairman and Chief Executive Officer (CEO) and each of the additional eight individuals listed below to hold office until the next annual meeting and the election and qualification of their successors or, if earlier, until their resignation, death or removal. Under the Board’s retirement policy, directors who have attained the age of 78 may only be nominated for reelection if the Board determines that their continued service is appropriate. While the Board believes this policy promotes regular refreshment of the Board, at its March 2026 meeting, the Board determined that it is in the best interests of the Company for John Coldman, who has attained the age of 78, to stand for reelection at the 2026 Annual Meeting and continue to serve if elected until the Company’s 2027 Annual Meeting. The Board made this determination based on Mr. Coldman’s extensive knowledge of the international insurance industry and in recognition of the contributions experienced directors, with deep knowledge of the Company, bring to effective Board oversight. Each of the nominees currently serves on the Board and was last elected at our 2025 Annual Meeting, and all of the nominees have consented to serve on the Board if elected. If any nominee should become unable or unwilling to serve, the Board may nominate another person to stand for election or reduce the size of the Board. Sherry Barrat, a current director, is retiring and not standing for reelection to the Board and the Board will be reduced to 9 members, effective on the date of the 2026 Annual Meeting.
Each director nominee who receives more “FOR” votes than “AGAINST” votes at the Annual Meeting will be elected. Abstentions are not counted as votes cast and will have no effect. Any incumbent director nominee who receives a greater number of votes “AGAINST” election than votes “FOR” election is expected to tender an offer of resignation for consideration by the Nominating/Governance Committee in accordance with our Governance Guidelines.
This Supplement does not impact the effect of abstentions discussed in the Proxy Statement on page 55 and does not otherwise change the voting standards included in the Proxy Statement or the proposals to be acted upon at the Annual Meeting.
This Supplement is being filed with the SEC and made available to stockholders on April 3, 2026. Other than as described in this Supplement, the information in the Proxy Statement remains unchanged, and this Supplement does not otherwise supplement, amend or affect the Proxy Statement. From and after the date of this Supplement, any references to the “Proxy Statement” are to the Proxy Statement as supplemented by this Supplement. This Supplement should be read in conjunction with the Proxy Statement and the other proxy materials previously made available to stockholders in connection with the Annual Meeting.
If you have already voted your shares, you do not need to vote again unless you would like to change or revoke your prior vote on any proposal.